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EXHIBIT 15
                    INDEPENDENT ACCOUNTANTS' REVIEW REPORT


The Board of Directors and Stockholders
NCS HealthCare, Inc.

We have reviewed the accompanying condensed balance sheet of NCS HealthCare, Inc. and subsidiaries (the Company) as of March 31, 1996, and the related condensed consolidated statements of income for the three-month and nine-month periods ended March 31, 1996, and the condensed consolidated statement of cash flows for the nine-month period ended March 31, 1996. These financial statements are the responsibility of the Company's management. We did not make a similar review of the condensed consolidated statements of income for the three-month and nine-month periods ended March 31, 1995 and the condensed consolidated statement of cash flows for the nine-month period ended
March 31, 1995.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical review procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements at March 31, 1996 and for the three-month and nine-month periods then ended for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of NCS HealthCare, Inc. and subsidiaries as of June 30, 1995, and the consolidated statements of income, stockholders' equity and cash flows for the year then ended, not presented herein, and in our report dated December 13, 1995, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of June 30, 1995 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

Cleveland, Ohio                                       /s/ Ernst & Young LLP
May 13, 1996


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